Exhibit 4.3

DESARROLLADORA HOMEX, S.A. DE C.V.,

THE SUBSIDIARY GUARANTORS PARTY HERETO

AND

THE BANK OF NEW YORK,

as Trustee

FORM OF FIRST SUPPLEMENTAL INDENTURE

Dated as of December [  ], 2005

Supplementing the Trust Indenture

Dated as of September 28, 2005

$250,000,000 7.50% Senior Guaranteed Exchange Notes due 2015.

FIRST SUPPLEMENTAL INDENTURE, dated as of the [  ] day of December, 2005, between DESARROLLADORA HOMEX, S.A. DE C.V., a corporation (sociedad anónima) organized under the laws of the United Mexican States (the “Issuer” or the “Company”), the Subsidiary Guarantors party hereto and THE BANK OF NEW YORK, a New York banking corporation, having its Corporate Trust Office located at 101 Barclay Street, New York, New York 10286, as trustee (the “Trustee”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of September 28, 2005 between the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee (the “Original Indenture”, and together with this First Supplemental Indenture, the “Indenture”) providing for the issuance by the Company of US$250,000,000 aggregate principal amount of notes originally issued on September 28, 2005 (the “Outstanding Notes”) as well as any replacement notes, Additional Notes and any Exchange Notes issued in accordance with Sections 2.8(g) and 2.13 of the Original Indenture;

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee, on December [   ], 2005, this First Supplemental Indenture to the Original Indenture in order to establish the form and terms of, and to provide for the creation and issue of, one series of Notes to be designated as the “7.50% Senior Guaranteed Exchange Notes due 2015” under the Indenture in the aggregate principal amount of $250,000,000;

WHEREAS, Section 9.1 of the Original Indenture provides, among other things, that the Company, the Subsidiary Guarantors and the Trustee, when authorized by a Board Resolution, at any time and from time to time, without the consent of any Holders, may enter into an indenture supplemental to the Original Indenture to provide for the issuance of Exchange Notes, which will have terms substantially identical to the other Outstanding Notes except for the requirement of a Private Placement Legend and related transfer restrictions under the Securities Act and the Original Indenture and the applicability of additional interest payable as liquidated damages pursuant to Section 2.14 of the Original Indenture; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, This FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of the series of Notes designated as the “7.50% Senior Guaranteed Exchange Notes due 2015” and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND OTHER
PROVISIONS OF GENERAL APPLICATION

Section 1.01.                 Definitions.

Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.

“Applicable Procedures”  means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear or Clearstream Banking, as the case may be, that apply to such transfer or exchange.

“Clearstream Banking” shall mean Clearstream Banking, société anonyme (formerly Cedelbank) or any successor.

“Depositary” shall mean DTC or its nominee, or any other depositary appointed by the Company; provided, however, that such depositary shall have an address in the Borough of Manhattan, in the City of New York.

“DTC” shall mean The Depository Trust Company.

“Euroclear” shall mean the Euroclear System or any successor.

“Global Notes” or “Global Note” shall have the meaning assigned to it in Section 2.03 hereof.

“Interest Payment Date” shall have the meaning assigned to it in Section 2.06.

“Notes” shall mean the Company’s 7.50% Senior Guaranteed Exchange Notes due 2015.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

Section 1.02.                 Section References.

Each reference to a particular Section set forth in this First Supplemental Indenture shall, unless the context otherwise requires, refer to this First Supplemental Indenture.

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ARTICLE II

TITLE AND TERMS OF THE NOTES

Section 2.01.                 Title of the Notes..

The title of the Notes of the series established hereby is the “7.50% Senior Guaranteed Exchange Notes due 2015”.

Section 2.02.                 Amount and Denominations.

The aggregate principal amount of the Notes which may be authenticated and delivered under this First Supplemental Indenture is limited to $250,000,000.  This series of Notes will be treated, together with any other Outstanding Notes, as a single issue of securities.

Section 2.03.                 Registered Notes.

The certificates for the Notes shall be registered in global form and shall be in substantially the form attached hereto as Exhibit A (collectively, the “Global Notes,” each a “Global Note”).

Section 2.04.                 Issuance and Pricing.

The Notes shall be issued under the Indenture.

Section 2.05.                 Stated Maturity.

The Stated Maturity of the Notes on which the principal thereof is due and payable shall be September 28, 2015.

Section 2.06.                 Interest.

Interest will be payable semiannually in arrears on March 28 and September 28 of each year, each an Interest Payment Date, commencing March 28, 2006 to the Persons in whose names the Notes are registered at the close of business on March 13 and September 13, respectively, immediately preceding the applicable Interest Payment Date.  Interest payable at maturity will be payable to the person to whom principal is payable on that date.  Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the Notes will accrue at the rate of 7.50% per annum, until the principal thereof is paid or made available for payment.

Section 2.07.                 Registration, Transfer and Exchange.

The principal of and interest on the Notes shall be payable and the Notes may be surrendered or presented for payment, the Notes may be surrendered for registration of transfer or exchange, and notices and demands to or upon the Company in respect of the Notes and the Indenture may be served, at the office or agency of the Paying Agent and Registrar in The City of New York, State of New York, and so long as any Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a Paying Agent and a Transfer Agent with a specified office in Luxembourg, from time to time; provided, however,

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that at the option of unless the Company elects to make interest payments by check mailed to the address of the registered Holders at their registered addresses.

Notwithstanding the foregoing, if a Holder of $1.0 million or more in aggregate principal amount of Notes has given wire transfer instructions to the Company at least 15 Business Days prior to the Interest Payment Date or the Maturity Date, the Company shall make all principal, premium and interest payments on those Notes in accordance with such instructions.

Section 2.08.                 Redemption of the Notes.

The Notes are redeemable by the Company pursuant to Article V of the Original Indenture.

Section 2.09.                 Denominations.

Interests in the Notes shall be in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Section 2.10.                 Currency.

The principal of and interest (including Defaulted Interest) on the Notes shall be payable in U.S. Legal Tender.

Section 2.11.                 Applicability of Certain Original Indenture Provisions.

 Except as otherwise provided by this First Supplemental Indenture, all Sections of the Original Indenture shall apply to the Notes.

Section 2.12.                 Security Registrar and Paying Agent.

The Company hereby initially appoints the Trustee at its office in the City of New York as the Registrar, a Paying Agent and agent for service of demands and notices in connection with the Notes under the Indenture and the Trustee, by its execution hereof, accepts such appointment; provided, however, that (subject to Section 2.3 of the Indenture) the Company may at any time remove the Trustee at its office or agency in The City of New York designated for the foregoing purposes and may from time to time designate one or more other offices or agencies for the foregoing purposes and may from time to time rescind such designations.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-Registrar not a party to the Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of the Indenture that relate to such agent.  The Company shall notify the Trustee of the name and address of each such agent.  If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to the Original Indenture.  The Company or any Subsidiary Guarantor may act as Paying Agent, Registrar, co-Registrar or transfer agent.

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Section 2.13.                 Global Notes.

The Notes may be issued in whole or in part in the form of one or more Global Notes in fully registered form.  No Notes will be issued in bearer form.  The initial Depositary for the Global Notes of each series shall be DTC, and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Notes from time to time.

Each Global Note authenticated under this Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of this Indenture.

Section 2.14.                 Legends.

The Private Placement Legend required by Section 2.7(b) of the Original Indenture shall not apply to the Notes.

Section 2.15.                 Transfer and Exchange

Section 2.8(a),(b),(c) and (d) of the Original Indenture shall not apply to the Notes.

Section 2.16.                 No Liquidated Damages Under Registration Rights Agreement.

Section 2.14 of the Original Indenture shall not apply to the Notes.

Section 2.17.                 Amendments.

This Supplemental Indenture may be amended by the Company without the consent of any holder of the Notes in order for the restrictions on transfer contained herein to be in compliance with applicable law or the Applicable Procedures.

Section 2.18.                 Applicable Procedures.

Notwithstanding anything else herein, the Company shall not be required to permit a transfer to a Global Note that is not permitted by the Applicable Procedures.

Section 2.19.                 Execution of the Notes.

The Exchange Notes shall be executed on behalf of the Company by two Officers, one of whom shall be the Chairman of the Board, the President, the Chief Executive Officer or the Chief Financial Officer of the Company, shall sign the Notes for the Company by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

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ARTICLE III

MISCELLANEOUS PROVISIONS

The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

In signing this First Supplemental Indenture, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.1 and Section 7.2 of the Original Indenture) shall be fully protected in relying upon, such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel stating that this First Supplemental Indenture is authorized or permitted hereby.

The Company and the Subsidiary Guarantors shall jointly and severally indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it without negligence, willful misconduct or bad faith on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this First Supplemental Indenture and of defending itself against any claims (whether asserted by any Holder, the Company, any Subsidiary Guarantor or otherwise).  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel, provided that the Company shall not be required to pay such fees and expenses if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own negligence, willful misconduct or bad faith, as determined by a competent court of appropriate jurisdiction in a final, non-appealable judgment.

Except as expressly amended hereby, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed.

This First Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.  This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York and the Trust Indenture Act, as amended, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.  The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Indenture, each Note

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Guarantee or the Notes or any transaction related hereto or thereto to the fullest extent permitted by applicable law.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

DESARROLLADORA HOMEX, S.A. DE C.V.,
as Issuer

By:
Name:
Title:

PROYECTOS INMOBILIARIOS DE
CULIACÁN, S.A. DE S.V.,
as Subsidiary Guarantor

By:
Name:
Title:

DESARROLLADORA DE CASAS DEL
NOROESTE, S.A. DE C.V.,
as Subsidiary Guarantor

By:
Name:
Title:

CASAS BETA DEL CENTRO, S.A. DE C.V.,
as Subsidiary Guarantor

By:
Name:
Title:

CASAS BETA DEL NORTE, S.A. DE C.V.,
as Subsidiary Guarantor

By:
Name:
Title:

CASAS BETA DEL NOROESTE, S.A. DE C.V.,
as Subsidiary Guarantor

By:
Name:
Title:

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EDIFICACIONES BETA S.A. DE C.V.,
as Subsidiary Guarantor

By:
Name:
Title:

EDIFICACIONES BETA DEL NOROESTE,
S.A. DE C.V.,
as Subsidiary Guarantor

By:
Name:
Title:

EDIFICACIONES BETA DEL NORTE, S.A.
DE C.V.,
as Subsidiary Guarantor

By:
Name:
Title:

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THE BANK OF NEW YORK,
as Trustee

By:
Name:
Title:

10

Exhibit A

FORM OF NOTE

“THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

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FORM OF FACE OF NOTE

No. [ ]	Principal Amount US$[ ]

[If the Note is a Global Note include the following two lines:
as revised by the Schedule of Increases and
Decreases in Global Note attached hereto]

CUSIP NO.

ISIN NO.

Desarrolladora Homex, S.A. de C.V., a corporation (sociedad anónima de capital variable), promises to pay to [                 ], or registered assigns, the principal sum of [                                    ] Dollars as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on September 28, 2015.

(1) Interest Payment Dates:	(2) March 28 and September 28

(3) Record Dates:	(4) March 13 and September 13

Additional provisions of this Note are set forth on the other side of this Note.

DESARROLLADORA HOMEX, S.A. DE C.V.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

The Bank of New York,
as Trustee, certifies that this
is one of the Notes referred to
in the Indenture.

By:		Date:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

7.50% Senior Guaranteed Exchange Notes due September 28, 2015

2.                                      Interest

Desarrolladora Homex, S.A. de C.V., a corporation (sociedad anónima de capital variable) (and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semiannually in arrears on each Interest Payment Date of each year commencing March 28, 2006.  Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from September 28, 2005.  The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate shown on this Note, as provided in the Indenture.

All payments made by the Company in respect of the Notes will be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Taxing Authority, unless such withholding or deduction is required by law or by the interpretation or administration thereof.  In that event, the Company will pay to each Holder of the Notes Additional Amounts as provided in the Indenture subject to the limitations set forth in the Indenture.

3.                                      Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest.  The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC.  The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof;

provided, however, that payments on the Notes may also be made, in the case of a Holder of at least US$1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4.                                      Paying Agent and Registrar

Initially, The Bank of New York (the “Trustee”), will act as Trustee, Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder.  The Company or any Subsidiary Guarantor may act as Paying Agent, Registrar or co-Registrar.

5.                                      Indenture

The Company issued the Notes under an Indenture, dated as of September 28, 2005, as amended and supplemented by the First Supplemental Indenture dated December [    ], 2005 (as it may be further amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company, the Subsidiary Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.  Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are general unsecured obligations of the Company.  Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes.  All Notes will be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to:  Incur Additional Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Subsidiaries’ assets.

To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Proyectos Inmobiliarios de Culiacán, S.A. de C.V., Desarrolladora de Casas del Noroeste, S.A. de C.V., Casas Beta del Centro, S.A. de C.V., Casas Beta del Norte, S.A. de C.V., Casas Beta del Noroeste, S.A. de C.V., Edificaciones Beta, S.A. de C.V., Edificaciones Beta del Noroeste, S.A. de C.V. and Edificaciones Beta del Norte, S.A. de C.V. have unconditionally guaranteed (and each future Wholly-Owned Restricted Subsidiary that becomes a Significant Subsidiary will unconditionally guarantee), jointly and severally, such obligations pursuant to the terms of the Indenture.  Each Note Guarantee will be subject to release as provided in the Indenture.  The obligations of each Subsidiary Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

6.                                      Redemption

Optional Redemption.  Except as stated below, the Company may not redeem the Notes prior to September 28, 2010.  The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after September 28, 2010, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on September 28 of any year set forth below:

(1)	Year	(2)	Percentage

(3)	2010	(4)	103.75%
	2011		102.50%
	2012		101.25%
	2013 and thereafter		100.00%

Prior to September 28, 2010, the Company will have the right, at its option, to redeem any of the Notes, in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of the Notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Credit Suisse First Boston LLC or its affiliates which are primary United States government securities dealers and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

Optional Redemption upon Equity Offerings.  At any time, or from time to time, on or prior to September 28, 2008 the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 107.50% of the principal amount thereof; provided, that:

(1)                                  after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding; and

(2)                                  the Company shall make such redemption not more than 90 days after the consummation of such Equity Offering.

“Equity Offering” means (i) an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement (other than a registration statement filed on Form F-4 or S-8) filed with the SEC in accordance with the Securities Act or in accordance with applicable Mexican laws, rules and regulations, (ii) a rights offering of Qualified Capital Stock of the Company made generally to the holders of such Qualified Capital Stock or (iii) any private placement of Qualified Capital Stock of the Company to any Person, in each case other than issuances upon exercise of options by employees of the Company or any of its Subsidiaries.

Optional Redemption for Changes in Withholding Taxes.  If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority or other instrumentality thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which the Notes we are offering are issued (which, in the case of a merger, consolidation or other transaction permitted and described under Section 4.1 of the Indenture, shall be treated for this purpose as the date of such transaction), we have become obligated, or will become obligated, in each case after taking all reasonable measures to avoid this requirement, to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10% with respect to the Notes, then, at our option, all, but not less than all, of the Notes may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the Notes were then due and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, the Company will deliver to the Trustee:

•                  a certificate signed by one of the Company’s duly authorized representatives stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred, and

•                  opinion of Mexican legal counsel (which may be the Company’s counsel) of recognized standing to the effect that the Company has or will become obligated to pay such additional amounts as a result of such change or amendment.

This notice, once delivered by the Company to the Trustee, will be irrevocable.

The Company will give notice to DTC pursuant to Section 5.3 of any redemption the Company proposes to make at least 30 days (but not more than 60 days) before the redemption date.

Optional Redemption Procedures.  In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate (subject to the procedures of DTC).  If a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption will, subject to the preceding sentence, be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless the method is otherwise prohibited.  No Notes of a principal amount of US$1,000 or less may be redeemed in part and Notes of a principal amount in excess of US$1,000 may be redeemed in part in multiples of US$1,000 only.

Notice of any redemption will be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  If Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed.  For so long as the Notes are listed on Euro MTF, the alternative market of the Luxembourg Stock Exchange, the Company will cause notices of redemption also to be published as provided under Section 11.2.  A new Note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company will pay the redemption price for any Note together with accrued and unpaid interest thereon through the date of redemption.  On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.  Upon redemption of any Notes by the Company, such redeemed Notes will be cancelled.

In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture.  On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

7.                                      Mandatory Repurchase Provisions

Change Of Control Offer.  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or a portion (in integral multiples of US$1,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest through the date of purchase.  Within 30 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Notice and, so long as the Notes are listed on Euro MTF, the alternative market of the Luxembourg Stock Exchange, publish the Change of Control Offer in a newspaper having general circulation in Luxembourg.  As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by applicable law.

Asset Sale Offer.  The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales.  In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal amount thereof, plus accrued interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

8.                                      Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

9.                                      Persons Deemed Owners

The registered holder of this Note may be treated as the owner of it for all purposes.

10.                               Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.                               Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

12.                               Amendment, Waiver

(1)                                  Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes.  Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency; or to provide for the assumption by a Surviving Entity of the obligations of the Company or a Subsidiary Guarantor obligation under the Note Guarantee under the Notes in the case of a merger or consolidation or sale of all on substantially all of the Company’s or such subsidiary Guarantor’s assets, as applicable, to the extent permitted under the Indenture; or provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code; or to add guarantees with respect to the Notes or to secure the Notes; or to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Note Guarantors from the Note Guarantee in accordance with the terms of Article X of the Indenture; or to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or to comply with any requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; or to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the section ”Description of Notes” in the Offering Circular to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture or the Notes or Note Guarantees; or to comply with the requirements of any applicable securities depositary; or to make any change that provides any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder and to provide for a successor Trustee in accordance with the terms of the Indenture, to otherwise comply with any requirement of the Indenture; or to provide for the issuance of the Exchange Notes, which will have terms substantially identical to the other Outstanding Notes except for the requirement of a Private Placement Legend and related transfer restrictions under the Securities Act and the Indenture and as to the applicability of additional interest payable as provided in Section 2.14 of the Indenture, and which will be treated, together with any other Outstanding Notes, as a single issue of securities; or to provide for the issuance of Additional Notes as permitted by Section 2.2(c) and Section 2.13 of the Indenture, which will have terms substantially identical to the other Outstanding Notes except as specified in Section 2.13 and Section 2.14 of the Indenture, and which will be treated, together with any other Outstanding Notes, as a single issue of securities; or to provide for a successor Trustee in accordance with the terms of the Indenture; or to otherwise comply with any requirement of this Indenture; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

13.                               Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

14.                               Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.                               No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

16.                               Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18.                               CUSIP or ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP or ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.                               Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

20.                               Currency of Account; Conversion of Currency.

U.S. Legal Tender is the sole currency of account and payment for all sums payable by the Company and the Subsidiary Guarantors under or in connection with the Notes or the Indenture, including damages.  The Company and the Subsidiary Guarantors will indemnify the Holders as provided in respect of the conversion of currency relating to the Notes and the Indenture.

21.                               Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

The Company and the Subsidiary Guarantors have agreed that any suit, action or proceeding against the Company brought by any Holder or the Trustee arising out of or based upon the Indenture or the Notes may be instituted in any state or federal court in The City of New York, New York.  The Company and the Subsidiary Guarantors have irrevocably submitted to the jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury, any objection they may now or hereafter have to the laying of venue of any such proceeding, and any claim they may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum and any right to which any of them may be entitled, on account of place of residence or domicile.  The Company and the Subsidiary Guarantors have appointed CT Corporation System with offices currently at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as each of their authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Notes which may be instituted in any state or federal court in The City of New York, New York.  To the extent that any of the Company and the Subsidiary Guarantors have or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to themselves or any of their property, the Company and the Subsidiary Guarantors have irrevocably waived and agreed not to plead or claim such immunity in respect of their obligations under the Indenture or the Notes.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.  Requests may be made to:

Desarrolladora Homex, S.A. de C.V.
Gutemberg #219
Colonia Nueva Anzures
Miguel Hidalgo, 11590
Mexico City, Mexico

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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[To be attached to Global Notes only:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

(1) Date of Exchange	(2) Amount of decrease in Principal Amount of this Global Note	(3) Amount of increase in Principal Amount of this Global Note	(4) Principal Amount of this Global Note following such decrease or increase	(5) Signature of authorized signatory of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.12 or Section 3.8 of the Indenture, check either box:

(6) ☐	(8) ☐

(7) Section 3.12	(9) Section 3.8

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.12 or Section 3.8 of the Indenture, state the principal amount (which must be an integral multiple of US$1,000) that you want to have purchased by the Company:  US$

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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